Exhibit 5.02

WRITTEN CONSENT OF HOLDERS OF

A MAJORITY OF THE OUTSTANDING VOTING SHARES

OF

ALTO GROUP HOLDINGS, INC.

March 20, 2012

The undersigned persons, constituting holders of a majority of the issued and outstanding voting shares (collectively, the “Shareholders”) of Alto Group Holdings, Inc., a Nevada corporation (the "Company"), in accordance with Section 78.320 of Nevada Revised Statutes, hereby consent, vote in favor of and adopt the following resolutions and waive any notice required to be given in connection therewith:

1.	Removal of Director

RESOLVED, that Robert Howie be, and hereby is, removed as a member of the Board of Directors of the Company with effect from the date hereof.

2.	Ratification of Existing Directors

RESOLVED, that the Shareholders hereby ratify the previous appointments of the following individuals as members of the Board of Directors:

Chene Gardner - Chairman

Douglas McFarland

Paul McDonald

W. Glen Zinn

3.	Time Limitation

RESOLVED, that the authorizations provided pursuant to the foregoing resolutions shall be valid for a period of sixty (60) days from receipt of the initial signature on the signature page which follows.

The undersigned direct that this Consent be filed with the minutes of the Company and that; following notice given to all non-consenting shareholders of the Company, shall have the same force and effect as a majority vote of a quorum of shareholders at a meeting duly called, convened, and held in accordance with the laws in the State of Nevada.

IN WITNESS WHEREOF, the following shareholders, holding capital stock representing a majority of the voting shares of the Company, have executed this Consent as of the date indicated below.

Name of Shareholder	Number of Common-Equivalent Shares and Other Common-Equivalent Voting Rights Held	Date

/s/ Douglas McFarland	30,000,000,000	03/20/2012

Douglas McFarland*, individually

*Held by proxy pursuant to Voting Trust Agreement dated February 9, 2012.